Free Writing Prospectus Filed Pursuant to Rule 433
Registration Statement No. 333-199966 February 23, 2015

February 2015

J. P. Morgan Structured Investments

The J.P. Morgan Efficiente Plus DS 5 Index (Net ER)

Strategy Guide

Important Information

JPMorgan Chase and Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free
(866) 535-9248.

To the extent there are any inconsistencies between this free writing prospectus and the relevant term sheet or pricing supplement, the relevant term sheet or pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.

Securities linked to the J.P. Morgan Efficiente Plus DS 5 Index (Net ER) (the
"Index") are our senior unsecured obligations and are not secured debt.
Investing in these securities is not equivalent to a direct investment in the
Index or any exchange-traded fund, exchange-traded note or index that forms a part of the Index.

Investments in securities linked to the Index require investors to assess several characteristics and risk factors that may not be present in other types of transactions. In reaching a determination as to the appropriateness of any proposed transaction, clients should undertake a thorough independent review of the legal, regulatory, credit, tax, accounting and economic consequences of such transaction in relation to their particular circumstances. This strategy guide contains market data from various sources other than us and our affiliates, and, accordingly, we make no representation or warranty as to the market data's accuracy or completeness. All information is subject to change without notice. We or our affiliated companies may make a market or deal as principal in the securities mentioned in this document or in options, futures or other derivatives based on the Index.

Use of Simulated Returns

Any historical composite performance records included in this presentation are hypothetical and it should be noted that the constituents of the Index have not traded together in the manner shown in the composite historical replication of the Index included in this presentation. No representation is being made that the indices will achieve a composite performance record similar to that shown.
In fact, there are frequently sharp differences between a hypothetical historical composite performance record and the actual record that the combination of those underlying elements subsequently achieves.

Back-testing and other statistical analysis material that is provided in connection with the explanations of the potential returns of the securities linked to the Index use simulated analysis and hypothetical circumstances to estimate how the Index may have performed prior to its actual existence. For time periods prior to the launch of an exchange-traded constituent included in the Index and such exchange-traded constituent's initial satisfaction of a minimum liquidity standard, back-testing uses alternative performance information derived from a related index, after deducting hypothetical fund fees, rather than performance information for such exchange-traded constituent.

The results obtained from "back-testing" information should not be considered indicative of the actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing the Index.
J.P. Morgan provides no assurance or guarantee that securities linked to the
Index will operate or would have operated in the past in a manner consistent with these materials. The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations. Alternative modeling techniques or assumptions would produce different hypothetical

historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth below. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information.

IRS Circular 230 Disclosure

We and our affiliates do not provide tax advice. Accordingly, any discussion of
U.S. tax matters contained herein is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with J.P. Morgan of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments. Structured investments, such as securities linked to the Index, may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. J.P. Morgan and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations of, issuers mentioned herein. J.P. Morgan is the marketing name for the Issuer and its subsidiaries and affiliates worldwide. JPMS is a member of FINRA, NYSE, and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P.
Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.

Overview

The J.P. Morgan Efficiente Plus DS 5 Index (Net ER) (the "Index" or "J.P.
Morgan Efficiente Plus DS 5") is a member of J.P. Morgan's family of Efficiente indices, which generally seek to provide exposure to a range of asset classes and geographic regions based on the modern portfolio theory approach to asset allocation. The Index takes advantage of the convenience of exchange-traded funds ("ETF"s) as well as the rapidly growing investment options available with
ETFs to provide exposure to a wide range of asset classes and regions. The
Index selects from a basket of 19 ETFs and 1 exchange-traded note (the "ETN,"
and together with the ETFs the "Exchange-Traded Constituents") and the JPMorgan
Cash Index USD 3 Month (the "Cash Index"). The Exchange-Traded Constituents,
together with the Cash Index, are referred to as the Basket Constituents. The
Index includes a daily volatility targeting mechanism overlaid on the monthly asset allocation. The Index targets a 5% annualized volatility on a daily basis by varying the exposure the Index takes to the Basket Constituents daily --
increasing the exposure to the Basket Constituents when the volatility of the portfolio decreases, and decreasing the exposure when the volatility of the portfolio increases, subject to the constraints described below. Key features of the Index include:

[] the use of ETFs and an ETN to provide access to a broad range of asset classes and geographic regions;

[] exposure to equities (both developed and emerging market), investment-grade bonds, other fixed income investments (including bonds, loans and preferred stock), and alternative investments (broad commodities exposure, gold, real estate, and MLPs);

[] weights allocated to the Basket Constituents that are dynamic and are determined monthly based on a rules-based methodology that targets an annualized volatility of 5% or less;

[] a rules-based portfolio construction that utilizes momentum across asset classes;

[] a strategy that aims to target 5% volatility on a daily basis by overlaying a mechanism that, on a daily basis, varies the exposure the Index takes to the monthly portfolio, based on the 1-month historical volatility of the portfolio.
The aggregate weight of the Exchange-Traded Constituents in the monthly portfolio adjusted for the variable exposure will range from 0% to 100%, increasing when the volatility of the portfolio decreases and decreasing when the volatility increases. The exposure of the index to the monthly portfolio will not be greater than 200%;

[] an excess return mechanism that reflects the weighted performance of the
Basket Constituents (including reinvested dividends for the Exchange-Traded
Constituents) in excess of the performance of the Cash Index; and

[]  the daily deduction of a 0.85% per annum fee and are published on Bloomberg under the ticker EFPLUS5D.

The Index was established on December 31, 2014.

J.P. MORGAN EFFICIENTE PLUS DS 5 INDEX (NET ER) STRATEGY GUIDE

The table and graph below illustrate the performance of the Index based on the hypothetical back-tested closing levels from November 1, 2007 through December 30, 2014 and actual closing levels from December 31, 2014 through January 30, 2015. Based on these levels, the Index realized annualized returns of 7.00% per annum over the period. There is no guarantee that the Index will outperform the S&P 500® Index or the Barclays Aggregate Bond Index during the term of your investment in securities linked to the Index.

Hypothetical and actual historical comparison of the Index (November 1, 2007 – January 30, 2015)

	J.P. Morgan Efficiente Plus DS 5	S&P 500® Index (Excess Return)	Barclays Aggregate Bond Index (Excess Return)
1 Year Return	**11.76%**	13.83%	6.25%
5 Year Return (Annualized)	**7.40%**	15.03%	4.05%
Hypothetical Return (Annualized)	**7.00%**	4.94%	3.87%
Hypothetical Volatility (Annualized)	**5.17%**	23.07%	3.95%

Source: Bloomberg and J.P. Morgan. Please see notes immediately following the graph below.

Hypothetical and actual historical performance of the Index (November 1, 2007 – January 30, 2015)


180
160
140
120
100
80
60
40
20
0
J.P. Morgan Efficiente Plus DS 5
S&P 500® Index (Excess Return)
Barclays Aggregate Bond Index (Excess Return)
Nov-07
Nov-08
Nov-09
Nov-10
Nov-11
Nov-12
Nov-13
Nov-14

Source: Bloomberg and J.P. Morgan

Note: Because the Index did not exist prior to December 31, 2014, all retrospective levels provided in the graph and table above prior to December 31, 2014 are simulated and must be considered illustrative only. The simulated data was constructed using certain procedures that may vary from the procedures used to calculate the Index going forward, and on the basis of certain assumptions that may not hold during future periods. The variations in procedures used in producing simulated historical data from those used to calculate the Index going forward could produce differences in returns of indeterminate direction and amount. Past hypothetical performance results are neither indicative of nor a guarantee of future returns. Actual results will vary, potentially materially, from the hypothetical historical performance described herein. Please see "Important Information" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

"Return" is the percentage return of the relevant index over the period indicated, and where "Annualized" is indicated, is the annual compounded return of the relevant index over the period.

"Annualized volatility" is the annualized standard deviation of the daily returns of the relevant index for the full period from November 1, 2007 to January 30, 2015.

"S&P 500® Index (Excess Return)" represents a hypothetical index constructed from the total returns of the S&P 500® Index with the returns of the Cash Index deducted.

"Barclays Aggregate Bond Index (Excess Return)" represents a hypothetical index constructed from the returns of the Barclays Bond Aggregate Index with the returns of the Cash Index deducted.

2

Strategy Description

The Index employs an allocation strategy based on modern portfolio theory. The modern portfolio theory approach to asset allocation suggests how a rational investor should allocate capital across the available universe of assets to maximize return for a given risk appetite. The Index uses the concept of an
"efficient frontier" to define the asset allocation of the Index. An efficient frontier for a portfolio of assets defines the optimal return of the portfolio for a given amount of risk, using the volatility of returns of hypothetical portfolios as the measure of risk.

On a monthly basis, J.P. Morgan Securities plc, acting as the Index calculation agent, will determine the allocations to the Basket Constituents based on the mathematical rules that govern the Index. The weights for each Basket
Constituent will be determined subject to certain weighting constraints, including constraints on the weight of each Basket Constituent as well as constraints on the sum of the weights of Basket Constituents within a sector.
For more information on the weighting constraints related to the Basket
Constituents composing the Index, see "What are the Basket Constituents?"

Illustration of the efficient frontier

Market portfolio

     Risk-free Return rate

Efficient frontier

Volatility

The Index seeks to identify the weights for each Basket Constituent that would have resulted in the hypothetical portfolio with the highest return over the previous six months while realizing an annualized volatility over the same period of 5% or less. Thus, the portfolio exhibiting the highest return with an annualized volatility of 5% or less is selected, and the weighting for such portfolio is applied to the Basket Constituents. This forms the practical application of the modern portfolio theory and the efficient frontier. No assurance can be given that the Index will achieve its target volatility of 5%.
The actual realized volatility of the Index may be greater or less than 5%.

On each selection date for the monthly rebalancing of the Index, the weighting algorithm implements the following steps:

[] The Index identifies all Eligible Portfolios as described under "What are the Basket Constituents?" and calculates the performance for each portfolio for an observation period over the previous six months.

[] For each Eligible Portfolio, the Index calculates the annualized realized volatility over that same observation period.

[] The performance and the volatilities of the Eligible Portfolios are used to construct the "efficient frontier."

[] The Index selects the Eligible Portfolio with the strongest performance that has an annualized realized volatility equal to or less than 5%. If no such portfolio exists, the target volatility is increased in increments of 1%, and the selection procedure is repeated until a portfolio is identified.

[] The Index aims to target an annualized volatility of 5% on a daily basis by varying the exposure the Index takes to the portfolio daily, as described under
"Daily Dynamic Exposure".

[] The Index rebalances from one monthly portfolio to the next selected monthly portfolio through a progressive roll over the course of 5 days.

J.P. MORGAN EFFICIENTE PLUS DS 5 INDEX (NET ER) STRATEGY GUIDE

The Index is an excess return index and reflects the weighted performance of the Basket Constituents (including reinvested dividends and distributions for the Exchange-Traded Constituents) in excess of the performance of the Cash Index. The Index levels also incorporate the daily deduction of a fee of 0.85% per annum.

The Index calculation agent will publish the Index values for the Index on Bloomberg, subject to the occurrence of a market disruption event. You can find the current Index value on Bloomberg under the ticker EFPLUS5D.

.

What are the Basket Constituents?

The following table sets forth the Basket Constituents that compose the Index and the maximum weighting constraints assigned to each asset as well as specific groups of assets ("sectors").

Basket Constituents

Sector / Sector Cap	Asset Class	Assets	Ticker	Asset Cap
Equities 50%	US Large Cap Equities	Vanguard S&P 500 ETF	VOO	20%
	Developed Large Cap Equities ex-US	Vanguard FTSE Developed Markets ETF	VEA	20%
	Emerging Markets Equities	Vanguard FTSE Emerging Markets ETF	VWO	20%
	US Small Cap Equities	Vanguard Small-Cap ETF	VB	10%
	Developed Small Cap Equities ex-US	iShares® MSCI EAFE Small-Cap ETF	SCZ	10%
Investment Grade Fixed Income 50%	US Long-Term Treasury Bonds	iShares® 20+ Year Treasury Bond ETF	TLT	20%
	US Intermediate-Term Treasury Bonds	iShares® 7-10 Year Treasury Bond ETF	IEF	20%
	US Investment Grade Corporate Bonds	iShares® iBoxx $ Investment Grade Corporate Bond ETF	LQD	20%
	US Treasury Inflation-Protected Securities	iShares® TIPS Bond ETF	TIP	10%
	US Short-Term Investment Grade Corporate Bonds	Vanguard Short-Term Corporate Bond ETF	VCSH	10%
Other Fixed Income 50%	US High Yield Corporate Bonds	SPDR® Barclays High Yield Bond ETF	JNK	20%
	US Short-Term High Yield Corporate Bonds	PIMCO 0-5 Year High Yield Corporate Bond Index ETF	HYS	10%
	US Leveraged Loans	PowerShares Senior Loan Portfolio	BKLN	10%
	US Preferred Stock	iShares® U.S. Preferred Stock ETF	PFF	10%
	Emerging Markets Bonds	iShares® J.P. Morgan USD Emerging Markets Bond ETF	EMB	10%
Alternative Investments 50%	Global Gold Miners	Market Vectors® Gold Miners ETF	GDX	20%
	US Real Estate Investment Trusts	Vanguard REIT ETF	VNQ	10%
	US Master Limited Partnerships	ETRACS Alerian MLP Infrastructure Index ETN	MLPI	10%
	Commodity Futures	PowerShares DB Commodity Index Tracking Fund	DBC	10%
	Gold	iShares® Gold Trust	IAU	10%
Cash	Cash	JPMorgan Cash Index USD 3 Month	JPCAUS3M	50%

Note: See the relevant offering materials for more information on the Index and the Basket Constituents.

4

An Eligible Portfolio is any hypothetical portfolio composed of the above
Basket Constituents whose weights satisfy the following weighting constraints:

[] The minimum possible weight assigned to any Basket Constituent is 0%.

[] The weight assigned to each Basket Constituent is an integral multiple of
5%.

[] The maximum weight assigned to any Basket Constituent is listed in the above table. Under certain circumstances, the weighting of the JPMorgan Cash Index
USD 3 Month may be greater than 50%. In addition, due to the daily volatility targeting mechanism described below, the weight assigned to any Exchange-Traded
Constituent may be greater than the maximum weight listed in the table above if the exposure to the portfolio is increased. The weight of the JPMorgan Cash
Index USD 3 Month at any given time represents the portion of the Index that is unallocated at that time, and thus earns no return.

[] The maximum possible weight assigned to each Sector is 50%.

[] The sum of the weights assigned to all Basket Constituents will be equal to
100%.

[] Basket Constituents included in the Equities, Other Fixed Income, and
Alternative Investments must make up at least 25% of the portfolio.

Daily Dynamic Exposure

The Index aims to target an annualized volatility of 5% on a daily basis by varying the exposure the Index provides to the portfolio daily based on the historical 1-month volatility of the portfolio. When the historical volatility is greater than 5%, the Index will reduce the exposure to the portfolio. When the historical volatility is less than 5%, the Index will increase the exposure to the portfolio.

The aggregate weight of the Exchange-Traded Constituents in the monthly portfolio adjusted for the variable exposure will range from 0% to 100%. The maximum exposure applied to the portfolio as a whole will not be greater than
200%.

The figure below illustrates how the exposure to the Basket Constituents varies with volatility.

1-month historical volatility of the current Portfolio

Volatility increases

          Exposure  to the Basket Constituents decreases

Volatility decreases

(1)Subject to the maximum exposure

5

J.P. MORGAN EFFICIENTE PLUS DS 5 INDEX (NET ER) STRATEGY GUIDE

Historical Analysis

The Index aims to provide exposure across a diverse spectrum of asset classes and geographic regions.

Diversified exposure

As illustrated in the table below, equities (as represented by the S&P 500® Index (Excess Return)) and bonds (as represented by the Barclays Aggregate Bond Index (Excess Return)) have historically displayed negative correlation. Correlation can be described as a measure of the degree to which two assets change relative to each other. A diversified approach to investing would maintain exposure to a variety of asset classes to attempt to generate positive returns in a wide range of market environments.

Based on the rebalancing methodology and the constraints described in *"What are the Basket Constituents?"*, the Index can dynamically allocate to the Basket Constituents in response to the current market environment on a monthly basis, with the potential to exploit any low historical correlations exhibited by the Basket Constituents. The hypothetical correlations below illustrate that returns of the Index have historically not been overly dependent on either bonds or equities.

Hypothetical and actual historical correlations of the Index (November 1, 2007 – January 30, 2015)

	J.P. Morgan Efficiente Plus DS 5	S&P 500® Index (Excess Return)	Barclays Aggregate Bond Index (Excess Return)
J.P. Morgan Efficiente Plus DS 5	**100%**	**26.41%**	**27.12%**
S&P 500® Index (Excess Return)		**100%**	**-33.59%**
Barclays Aggregate Bond Index (Excess Return)			**100%**

Source: Bloomberg and J.P. Morgan

Note: Based on the daily hypothetical and actual historical returns. The correlations shown above are for informational purposes only. The back-tested, hypothetical, historical correlations have inherent limitations. These correlations reflect hypothetical historical performance. No representation is made that in the future the Index will have the correlations to the S&P 500® Index (Excess Return) or the Barclays Aggregate Bond Index (Excess Return) as shown. There is no guarantee that the Index will outperform any alternative investment strategy. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual correlations will vary, perhaps materially, from this analysis. Please see *"Important Information"* at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

6

Targeting volatility

As described in "Strategy Description," the Index targets an annualized realized volatility of 5% on a daily basis. The graph below illustrates the hypothetical and actual historical one-month realized volatility of the Index and the allocations to the Exchange-Traded Constituents between December 3,
2007 and January 30, 2015.

Volatility is a measurement of the variability of returns. The historical, or
"realized," volatility of a portfolio can be measured in a number of ways. For the purposes of the graph below, volatility is calculated from the historical daily returns of the Index over a one-month observation period, which means a period of 21 business days up to and including that day.

Hypothetical and actual historical volatility of the Index and allocations to
Exchange-Traded Constituents (December 3, 2007 -- January 30, 2015)

Allocations to Exchange-Traded Constituents (Right Axis) 1 Month Realized
Volatility (Left Axis) Target Volatility (Left Axis)

Source: Bloomberg and J.P. Morgan

Note: The hypothetical and actual historical annualized volatility of the
Exchange-Traded Constituents and allocations to the Exchange-Traded
Constituents are presented for informational purposes only. The back-tested, hypothetical, historical annualized volatility and allocations have inherent limitations. These volatility and allocations reflect hypothetical and actual historical performance. No representation is made that in the future the allocations to the Basket Constituents in the Index will have the volatilities as shown above or that the Index will have the allocations shown above. There is no guarantee that the Index will outperform any alternative investment strategy. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual
1-month annualized volatilities and allocations will vary, perhaps materially, from this analysis. Please see "Important Information" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

"Allocation to Exchange-Trade Constituents" means the sum of the weights of the
Exchange-Trade Constituents within the monthly portfolio (or, in the event the
Index is in the process of rebalancing, the weighted average of each weight within the respective monthly portfolios), multiplied by the exposure of the
Index to the relevant portfolio or portfolios.

J.P. MORGAN EFFICIENTE PLUS DS 5 INDEX (NET ER) STRATEGY GUIDE

Hypothetical historical sector weights

The following graph illustrates the hypothetical and actual historical allocation to the various sectors and the Cash Index (labeled as "Cash") based on the rebalancing mechanics set forth under the *"Strategy Description."* Any allocation to the Cash Index at any given time represents the portion of the Index that is unallocated at the time, which earns no return. For a detailed description of which Basket Constituents make up each sector displayed below, please see *"What are the Basket Constituents?"*.

Hypothetical and actual historical sector allocations of the Index (November 1, 2007 – January 30, 2015)


Equities
Investment Grade Fixed Income
Other Fixed Income
Alternatives
Cash
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Nov-07
Nov-08
Nov-09
Nov-10
Nov-11
Nov-12
Nov-13
Nov-14

Source: J.P. Morgan

Note: The hypothetical allocations are obtained from hypothetical back-testing of the Index algorithm and should not be considered indicative of the actual weights that would be assigned to the sectors or the applicable Basket Constituents during your investment in securities linked to the Index. J.P. Morgan provides no assurance or guarantee that the actual performance of the Index would result in allocations among the sectors or the applicable Basket Constituents consistent with the hypothetical allocations displayed in the preceding graphs. Actual results will vary, perhaps materially, from those in the hypothetical historical allocations contained in this hypothetical backtest. Please see "Important Information" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

The allocations above are calculated by taking the sum of the weights of each sector's Basket Constituents within the monthly portfolio (or, in the event the Index is in the process of rebalancing, the weighted average of each weight within the respective monthly portfolios), multiplied by the exposure of the Index to the relevant portfolio or portfolios. Since the return of the Cash Index is notionally deducted from the Index's return, the Cash Index allocation within the Index is effectively uninvested. Therefore, the allocation to cash is not represented above to the extent it would lead the sum of the allocations to be greater than 100%.

8

The charts below illustrate the average allocation over specific time periods to the various sectors or to Cash and are intended to demonstrate how the average allocation of the Index changes during different market environments.
These hypothetical allocations were calculated by averaging the allocations during the periods indicated.

Average Allocations in Different Market Cycles

Bear Market (November 2007 to March 2009)

Equities
                               Invest. 3% Grade Fixed Income Cash 28% 45%

           Other Fixed Alt. Income Invest. 10% 14%

Bull Market (December 2011 to December 2014)

Cash
        12% Equities Alt. 23% Invest.
12%

Invest.
Other Grade Fixed Fixed Income Income 28% 25%

Source: J.P. Morgan. Numbers have been rounded for convenience.

Note: The hypothetical allocations are obtained from back-testing and should not be considered indicative of the actual weights that would be assigned to the sectors or the applicable Basket Constituents during the term of your investment in securities linked to the Index. J.P. Morgan provides no assurance or guarantee that the actual performance of the Index would result in allocations among the sectors or the applicable Basket Constituents consistent with the hypothetical allocations displayed in the preceding graphs. Actual results will vary, perhaps materially, from those arising from the hypothetical historical allocations contained in this hypothetical backtest. Please see
"Important Information" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

The allocations above are calculated by taking the sum of the weights of each sector's Basket Constituents within the monthly portfolio (or, in the event the
Index is in the process of rebalancing, the weighted average of each weight within the respective monthly portfolios), multiplied by the exposure of the
Index to the relevant portfolio or portfolios. Since the return of the Cash
Index is notionally deducted from the Index's return, the Cash Index allocation within the Index is effectively uninvested. Therefore, the allocation to cash is not represented above to the extent it would lead the sum of the allocations to be greater than 100%.

Risks associated with the Index

OUR AFFILIATE, J.P. MORGAN SECURITIES PLC, OR JPMS PLC, IS THE CALCULATION
AGENT AND MAY ADJUST THE STRATEGY IN A WAY THAT AFFECTS ITS LEVEL--The policies and judgments for which JPMS plc is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment. JPMS plc is under no obligation to consider your interest as an investor in securities linked to the Index.

THE LEVEL OF THE INDEX WILL INCLUDE THE DEDUCTION OF A FEE OF 0.85% PER
ANNUM--This fee will be deducted daily. As a result of the deduction of this fee, the level of the Index will trail the value of a hypothetical identically constituted synthetic portfolio from which no such fee is deducted.

THERE ARE RISKS ASSOCIATED WITH A MOMENTUM-BASED INVESTMENT STRATEGY--
The Index employs a mathematical model intended to implement what is generally known as a momentum investment strategy, which seeks to capitalize on positive market price trends based on the supposition that positive market price trends may continue. This strategy is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights.
The Index may fail to realize gains that could occur as a result of holding assets that have experienced price declines, but after which experience a sudden price spike.

THE INDEX MAY NOT ACHIEVE ITS TARGET VOLATILITY--The monthly weights of the synthetic portfolio tracked by the Index and the daily exposure to the synthetic portfolio are based on the historical volatility of the relevant synthetic portfolio over specified measurement periods, subject to maximum aggregate and individual weighting constraints and minimum and maximum exposure limits. However, the volatility of the synthetic portfolio on any day may change quickly and unexpectedly. Accordingly, the actual realized annualized volatility of the Index on a daily basis may be greater than or less than 5%, which may adversely affect the level of the Index and the value of securities linked to the Index.

THE DAILY ADJUSTMENT OF THE EXPOSURE OF THE INDEX TO THE SYNTHETIC PORTFOLIO OF
BASKET CONSTITUENTS MAY ADVERSELY AFFECT THE INDEX PERFORMANCE--In an effort to achieve the target volatility of 5% on a daily basis, the Index adjusts its exposure to the synthetic portfolio of Basket Constituents daily. Due to the daily exposure adjustments, the Index may fail to realize gains due to price appreciation of the synthetic portfolio at a time when the exposure is less than 100% or may suffer increased losses due to price depreciation of the synthetic portfolio when the exposure is above 100%. As a result, the Index may underperform a similar index that does not include a daily exposure adjustment feature.

THE INDEX MAY PROVIDE EXPOSURE TO ANY BASKET CONSTITUENT IN EXCESS OF THE
WEIGHTING CONSTRAINT SPECIFIED FOR THAT BASKET CONSTITUENT--The Index may
provide exposure to an Exchange-Traded Constituent of up to twice the weighting constraint that applies to that Exchange-Traded Constituent in the monthly portfolio selection process.

THE INVESTMENT STRATEGY USED TO CONSTRUCT THE INDEX INVOLVES MONTHLY
REBALANCING AND WEIGHTING CONSTRAINTS THAT ARE APPLIED TO THE BASKET
CONSTITUENTS AND DAILY ADJUSTMENTS TO THE EXPOSURE TO THE SYNTHETIC PORTFOLIO
CONSISTING OF THE BASKET CONSTITUENTS--The return of securities linked to the
Index may be less than the return you could realize on an alternative investment in the Basket Constituents that is not subject to monthly rebalancing, weighting constraints or daily exposure adjustments.

CHANGES IN THE VALUES OF THE BASKET CONSTITUENTS MAY OFFSET EACH
OTHER--At a time when the value of a Basket Constituent representing a particular asset class or geographic region increases, the value of other
Basket Constituents representing a different asset class or geographic region may not increase as much or may decline. Therefore, in calculating the level of the Index, increases in the values of some of the Basket Constituents may be moderated, or more than offset, by lesser increases or declines in the values of other Basket Constituents. In addition, high correlation during periods of negative returns among Basket Constituents could have a material adverse effect on the performance of the Index.

THE INDEX MAY BE PARTIALLY UNINVESTED--The aggregate weight of the Cash Index at any given time represents the portion of the synthetic portfolio that is uninvested at that time. In addition, when the exposure of the Index to the synthetic portfolio of Basket Constituents is less than 100% on any day, a portion of the synthetic portfolio will be uninvested. The Index will reflect no return for any uninvested portion (including any portion represented by the
Cash Index.

THE BASKET CONSTITUENTS COMPOSING THE INDEX MAY BE REPLACED BY A SUBSTITUTE
CONSTITUENT--Following the occurrence of an extraordinary event with respect to a Basket Constituent, the affected Basket Constituent may be replaced by a substitute ETF, ETN or index, provided that only the ETN can be replaced by a substitute ETN and that the Cash Index can be replaced only with a substitute index.

THE COMMODITY FUTURES CONTRACTS UNDERLYING THE POWERSHARES DB COMMODITY INDEX
TRACKING FUND ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES--The
commodity futures contracts that underlie the PowerShares DB
Commodity Index Tracking Fund are subject to legal and regulatory regimes that may change in ways that could adversely affect our ability to hedge our obligations under the Index or your investment linked to the Index. Under these circumstances, payments on securities linked to the Index may be adjusted, and you may not be exposed to any further appreciation of the Index.

SECURITIES LINKED TO THE INDEX MAY BE SUBJECT TO THE CREDIT RISK OF TWO
ISSUERS--Any payment on securities linked to the Index is subject to our credit risk. In addition, the ETN is a series of debt securities of its issuer and is subject to the credit risk of its issuer. Accordingly, any return on the securities that reflects the performance of the Index is subject to the credit risk of us, as well as the issuer of the ETN.

OTHER KEY RISKS:

[] The Index may not be successful or outperform any alternative strategy that might be employed in respect of the Basket Constituents.

[] The Index should not be compared to any other index or strategy sponsored by any of our affiliates and cannot necessarily be considered a revised, enhanced or modified version of any other J.P. Morgan Index.

[] The Index was established on December 31, 2014 and therefore has a limited operating history.

[] The Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.

[] There are risks associated with the Exchange-Traded Constituents, and there are differences between the Exchange-Traded Constituents and the underlying indices whose performance they seek to track.

[] Securities linked to the Index are subject to:

[] risks associated with small capitalization stocks;

[] risks associated with non-U.S. securities markets, including emerging markets, and currency exchange risk;

[] risks associated with preferred stock;

[] significant risks associated with fixed-income securities (including high-yield fixed-income securities) and loans, including interest rate-related risks and credit risk;

[] risks associated with the real estate industry and mortgage-backed securities; and

[] risks associated with investments in commodity futures contracts and gold.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in any relevant product statement and the
"Selected Risk Considerations" in any relevant term sheet or pricing supplement.